Exhibit 99.1
The Wilber Corporation Announces
Third Quarter 2008 Earnings and Quarterly Dividend

FOR IMMEDIATE RELEASE

DATE:	October 24, 2008
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, October 24, 2008 – The Wilber Corporation (NYSE Alternext US: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today reported net income of $1.383 million and earnings per share of $0.13 for the three-month period ended September 30, 2008.  By comparison, the Company's net income and earnings per share for the three-month period ended September 30, 2007 were $1.991 million and $0.19, respectively.  This represents a 30.5% decrease in net income and a 31.6% decrease in earnings per share.  This decrease mainly reflects increases in non-interest expenses as a result of our continuing expansion plans.  The Company's return on average assets and return on average equity for the third quarter of 2008 were 0.62% and 7.93%, respectively, as compared to 1.01% and 12.15% for the same period in 2007.

In the third quarter of 2008, the Company’s continued expansion into the Greater Syracuse and Capital District markets of New York State caused personnel, advertising and marketing expenses to increase $489 thousand in aggregate over the comparable prior year period.  In addition, computer service fees increased $241 thousand between the third quarter of 2007 and the third quarter of 2008 due to increased costs related to outsourcing the management of our core operating system.  Additionally, non-interest income for the three-month period ended September 30, 2008 was $1.367 million as compared to $1.568 million for the same period in 2007.  This net decrease in non-interest income of $201 thousand, or 12.8% was principally due to the absence of commission income from the June 2008 sale of the Bank’s membership interest in its former insurance agency subsidiary, Mang-Wilber, LLC, and investment securities losses.

Operating results also declined for the nine-month period ended September 30, 2008 as compared to the nine-month period ended September 30, 2007.  The Company earned $4.228 million or $0.40 per share during the first nine months of 2008, as compared to $6.347 million or $0.60 per share for the nine-month period ended September 30, 2007.  This represents a $2.119 million or 33.4% decrease in net income and a $0.20 per share or 33.3% decrease in earnings per share.  During the nine-month period ended September 30, 2007, the Company recorded a $615 thousand gain on life insurance due to the death of a senior executive, $200 thousand in flood recovery grants, and $352 thousand in a deferred gain on the sale of a branch facility.  Similar events did not occur in the nine-month period ended September 30, 2008, negatively affecting comparative results for 2008.  In addition, the above referenced expansion caused personnel, advertising and marketing expenses to increase $1.419 million over the comparable prior year period.

Net interest income was $6.844 million during the three-month period ended September 30, 2008 as compared to $6.251 million for the three-month period ended September 30, 2007, a $593 thousand or 9.5% increase.  This improvement was largely driven by a $98.559 million or 13.3% increase in average earning assets between comparable periods and funded largely by a $79.414 million or 12.3% increase in average total deposits between comparable periods.  Douglas C. Gulotty, the Company's President and CEO, stated, “The strong growth stemmed from our interest bearing deposit products and, most recently, our CDARS product as customers have been seeking FDIC insured deposits.” Tax equivalent net interest margin for the three-month period ended September 30, 2008 was 3.49%, as compared to 3.66% for the three-month period ended September 30, 2007, a 17 basis point decrease.  Net interest income for the nine-month period ended September 30, 2008 was $19.348 million, as compared to $18.392 million for the comparable period in 2007, a $956 thousand or 5.2% increase.

Mr. Gulotty added, “We continue to be satisfied with our growth and have not strayed from our time-tested practice of generating prudently underwritten loans.  The Company’s approach is not to originate sub-prime, Alt-A, negative amortizing, or other higher risk residential mortgages for its portfolio.  While Wall Street has been beset by the current residential mortgage loan crisis, we continue to service our Main Street customers by building mutually beneficial relationships that will endure.”

Average loans for the nine-month period ended September 30, 2008 were $479.394 million, which represents a 14.0% increase over the comparable period last year.  Mr. Gulotty indicated this growth is not only reflective of the Company’s success in newly entered markets but from the Bank’s core markets as well.  “Our balance sheet remains well-capitalized and we have adequately provisioned for our loan losses.  This has allowed us to continue to provide credit to worthy borrowers and meet the credit needs for the people, businesses and institutions in the communities we share,” added Mr. Gulotty.  The Company recorded $900 thousand in its provision for loan losses for the nine-month period ended September 30, 2008, as compared to $650 thousand for the nine-month period ended September 30, 2007, a $250 thousand or 38.5% increase.  This increase in the provision was primarily the result of increases in  consumer loan net charge-offs which were $502 thousand for the first nine months of 2008, an increase of $237 thousand over the comparable prior year period.  Allowance for loan losses to period end loans at September 30, 2008 was 1.35%, as compared to 1.58% at September 30, 2007.  This decrease was mainly driven by loan growth through the first nine months of 2008.

In related news, the Company declared a quarterly dividend of $0.095 per share at its October 24, 2008 Board meeting.  The dividend will be paid on November 28, 2008 to shareholders of record on November 13, 2008 and represents the 103rd consecutive quarterly dividend paid by the Company.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Alternext US (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Saratoga, and Broome Counties and seven loan production offices located in Otsego, Onondaga, Saratoga, Schenectady and Albany counties.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers. The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeSTÒ.  The Bank currently has 309 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three		As of and for the nine
	months ended September 30,		months ended September 30,
Condensed Income Statement	2008	2007 (3)	2008	2007 (3)
Net interest income	$6,844	$6,251	$19,348	$18,392
Provision for loan losses	500	150	900	650
Net interest income after provision for loan losses	6,344	6,101	18,448	17,742
Non-interest income	1,367	1,568	4,815	5,671
Non-interest expense	5,994	5,102	17,813	15,287
Income before taxes	1,717	2,567	5,450	8,126
Income taxes	334	576	1,222	1,779
Net income	$1,383	$1,991	$4,228	$6,347

Share and Per Share Data
Average common shares outstanding (in thousands)	10,504	10,538	10,504	10,559
Period-end common shares outstanding (in thousands)	10,504	10,504	10,504	10,504

Net income per share	$0.13	$0.19	$0.40	$0.60

Cash dividends declared	$0.095	$0.095	$0.285	$0.285

Book value per common share	$6.65	$6.37	$6.65	$6.37

Period-end Balances
Total assets	$888,218	$795,904	$888,218	$795,904
Earning assets	838,840	745,246	838,840	745,246
Loans, gross (4)	533,552	435,117	533,552	435,117
Allowance for loan losses	7,225	6,876	7,225	6,876
Deposits	727,458	650,883	727,458	650,883
Shareholders’ equity	69,797	66,860	69,797	66,860

Average Balances
Total assets	$880,299	$778,972	$851,613	$768,960
Earning assets	837,158	738,599	808,345	729,271
Loans, gross (4)	515,920	431,638	479,394	420,457
Allowance for loan losses	6,965	6,884	6,982	6,777
Deposits	725,514	646,100	707,129	639,078
Shareholders’ equity	69,396	64,998	69,722	64,207

Key Ratios
Earnings:
Return on average assets	0.62%	1.01%	0.66%	1.10%
Return on average equity	7.93%	12.15%	8.10%	13.22%
Net interest margin (tax-equivalent)	3.49%	3.66%	3.44%	3.65%
Efficiency ratio (1)	68.13%	61.02%	69.48%	59.61%

Asset Quality
Net loan charge-offs to average loans, annualized	0.18%	0.10%	0.18%	0.14%
Allowance for loan losses to period-end loans	1.35%	1.58%	1.35%	1.58%
Allowance for loan losses to non-performing loans (2)	114%	132%	114%	132%
Non-performing loans to period-end loans	1.18%	1.20%	1.18%	1.20%
Non-performing assets to period-end loans and other real estate	1.21%	1.25%	1.21%	1.25%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on the	2008	High Trade	Low Trade	Dividend
NYSE Alternext US (formerly the American Stock Exchange) under the symbol GIW.	3rd Quarter	$8.98	$7.70	$0.095
	2nd Quarter	$9.00	$8.31	$0.095
	1st Quarter	$9.10	$8.52	$0.095
	2007	High Trade	Low Trade	Dividend
	4th Quarter	$9.50	$8.65	$0.095
	3rd Quarter	$12.00	$8.20	$0.095
	2nd Quarter	$9.89	$8.85	$0.095
	1st Quarter	$10.29	$9.17	$0.095
(1) Calculated by dividing total non-interest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus non-interest income other than securities gains and losses.
(2) Non-performing loans include non-accrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3) Certain figures have been reclassified to conform with current period presentation.
(4) Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.